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EXHIBIT 99.2

MOONEY AIRPLANE COMPANY STOCK SALE STRENGTHENS AIRPLANE MANUFACTURER, PROVIDES $4 MILLION WORKING CAPITAL
Tuesday June 1, 12:22 pm ET

KERRVILLE, Texas--(BUSINESS WIRE)--June 1, 2004--The sale of Mooney Airplane Company's stock to Allen Holding Finance Ltd., which was announced today by its former parent, Mooney Aerospace Group Ltd. (OCTBB:MASG), will greatly strengthen the 51-year-old airplane manufacturing business, according to Barry Hodkin, Mooney Airplane Company's Chief Operating Officer.

"We are delighted that our new owner has made provision for providing $4 million in new capital for the company. This will allow us to achieve our business plan, and should remove all doubts about Mooney's financial stability. I am pleased that our sales and marketing efforts resulted in the sale of four new airplanes in May, and we are anticipating an outstanding year for the sale of all of our aircraft models. I want to particularly recognize the efforts of our new Vice President of Sales and Marketing, David Copeland, who has done a remarkable job of jump-starting our sales effort," Hodkin remarked.

According to Hodkin, "We have had a tremendous reception of our new GX models, the Bravo GX and the Ovation2 GX, both of which incorporate the remarkable Garmin G-1000 glass panel display. We anticipate FAA certification of both aircraft in August, and we will have them on display at our booth in Oshkosh in July. We have also had brisk sales of our conventionally instrumented airplanes, the Bravo DX and the Ovation2 DX. We are, I believe, the only manufacturer that has kept both types of instrument displays available. Pilots can make their own decision about what technology they want in their new Mooney."

Mooney Airplane Company's board of directors recently adopted an aggressive business plan that will assure the long-term success and profitability of the company. Mr. Hodkin observed: "Allen Holding has committed sufficient working capital to fund our new business plan, and we look forward to working with our new parent to achieve our business objectives. We put our customers first, and we will now have the financial security that we need to serve them well and to assure Mooney's long term success."

Hodkin also commented that: "We have been ramping up our workforce of highly skilled craftsman. We have been fortunate to add more than 20 new employees during the past three weeks, and we now employ over 200 people. We are planning to add more employees to our direct work force as required to meet our new plane orders."


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CONTACT:
     Mooney Aerospace Group Ltd., Kerrville
     J. Nelson Happy, 830-792-2917